Exhibit 5.1

[Letterhead of Sidley Austin LLP]

January 14, 2008

IPC The Hospitalist Company, Inc.

4605 Lankershim Boulevard, Suite 617

North Hollywood, California 91602

Re:     5,400,000 Shares of Common Stock, $.001 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (Registration No. 333-145850), as amended (the “Registration Statement”), filed on the date hereof by IPC The Hospitalist Company, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of and offering of up to 5,400,000 shares of Common Stock, $.001 par value per share (the “Shares”), of the Company, including 700,000 shares subject to an underwriters’ overallotment option.

We have examined the Registration Statement and the exhibits proposed to be filed therewith, including the proposed Third Amended and Restated Certificate of Incorporation of the Company (the “Third A&R Certificate of Incorporation”).

As counsel for the Company, we are familiar with the Company’s proceedings to date with respect to the proposed issuance and sale of the Shares pursuant to the Registration Statement, including the resolutions adopted by the Board of Directors of the Company relating to the proposed adoption of the Third A&R Certificate of Incorporation. We have examined originals or copies of originals certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers of the Company, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinion set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the forgoing, we are of the opinion that when (i) the Third A&R Certificate of Incorporation shall have been duly approved and adopted by the stockholders of the Corporation in accordance with, and shall have become effective under, the Delaware General Corporate Law, (ii) the Registration Statement shall become effective under the Securities Act, and (iii) the Shares shall have been issued and paid for in accordance with the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the Delaware General Corporation Law and the federal laws of the United States of America. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the foregoing opinions expressed herein after the date hereof.

IPC The Hospitalist Company, Inc.

January 14, 2008

We do not find it necessary for the purposes of the opinions expressed in this letter, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions (other than the federal laws of the United States of America) to the issuance of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP